EXHIBIT 8.1


                      [Letterhead of Lowenstein Sandler PC]


October 13, 2003



The Trust Company of New Jersey                     Trustcompany Bancorp
35 Journal Square                                   35 Journal Square
Jersey City, NJ 07306                               Jersey City, NJ 07306


Ladies and Gentlemen:

You have requested our opinion with respect to material federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code"), of the acquisition of the common stock of the Trust Company of New Jersey (the "Bank"), a state-chartered bank organized under the laws of the State of New Jersey, by Trustcompany Bancorp, a New Jersey corporation (the "Holding Company"), in exchange for the common stock of the Holding Company (such exchange hereinafter is referred to as the "Acquisition and Exchange").

Our opinion is based upon (i) Amended and Restated Agreement and Plan of Acquisition and Exchange dated as of August 5, 2003 (the "Agreement") between the Holding Company and the Bank (capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement), (ii) the factual representations set forth in the Registration Statement on Form S-4 filed by the Holding Company with the Securities and Exchange Commission, Registration No. 333-100239 (the "Registration Statement"), (iii) the assumption that representations with respect to the Acquisition and Exchange made by management of the Holding Company and the Bank are true and correct today and will be true and correct as of the Effective Date (we have not independently verified the factual matters set forth in either set of representations), and (iv) current provisions of the Code, the Treasury Regulations promulgated thereunder, administrative rulings of the Internal Revenue Service and court decisions. Based thereupon, and conditioned upon our understanding that the transactions contemplated by the Agreement will be carried out strictly in accordance with the terms of the Agreement, it is our opinion that:

         (i) the Acquisition and Exchange will constitute a reorganization under section 368(a)(1) of the Code; (ii) the Bank and the Holding Company each will be a party to that reorganization within the meaning of section 368(b) of the Code; (iii) no gain or loss will be recognized by the Holding Company or the Bank upon the exchange of shares of Bank's common stock for shares of the Holding Company's common stock; (iv) no gain or loss will be recognized by the shareholders of the Bank (other than those shareholders described below, as to whom we express no opinion) who exchange their Bank common stock solely for common stock of the Holding Company; (v) the aggregate tax basis of the Holding Company common stock received by a Bank shareholder (other than those shareholders described below, as to whom we express no opinion) as a result of the Acquisition and Exchange will be the same as the aggregate tax basis of the Bank

The Trust Company of New Jersey                                 October 13, 2003
Trustcompany Bancorp
Page 2


         common stock surrendered by that shareholder in the Acquisition and Exchange; and (vi) the holding period of the Holding Company common stock received by a former shareholder of the Bank (other than those shareholders described below, as to whom we express no opinion) will include the holding period of shares of Bank common stock surrendered in the Acquisition and Exchange.

This opinion does not address the tax consequences of the transactions contemplated by the Agreement to Bank shareholders subject to special treatment under United States federal income tax law, including, without limitation, partnerships and other pass-through entities, foreign persons who may be subject to tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, certain United States expatriates, persons that hold stock of the Bank as part of a straddle, hedge, conversion transaction or other integrated investment, shareholders of the Bank whose functional currency is not the United States dollar, and shareholders of the Bank who acquired Bank stock through the exercise of employee stock options or otherwise as compensation or for property other than Bank stock. No opinion is expressed on any matters other than those specifically stated. This opinion is given solely for the benefit of the Holding Company, the Bank and investors who exchange shares of the Bank for shares of the Holding Company pursuant to the Agreement, and may not be relied upon by any other person or entity, nor quoted in whole or in part, or otherwise referred to in any document or used for any other purpose without our express prior written consent.

We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and to the reference to this firm under the heading "Material United States Federal Income Tax Consequences" in the proxy statement-prospectus included within such Registration Statement. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.


Very truly yours,

/s/ LOWENSTEIN SANDLER PC